UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2012

Industrial Income Trust Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-54372	27-0477259
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor

Denver, CO 80202

(Address of principal executive offices)

(303) 228-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information discussed under Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

On December 12, 2012, Industrial Income Operating Partnership LP, a wholly-owned subsidiary of Industrial Income Trust Inc. (the “Company”), as Borrower, entered into a $200.0 million senior unsecured Term Loan Facility (the “Term Loan Facility”) with a syndicate of six lenders (the “Lenders”) led by Bank of America, N.A., as Administrative Agent and JP Morgan Chase Bank, N.A., as Syndication Agent. The Lenders are Bank of America, N.A.; JP Morgan Chase Bank, N.A., Regions Bank; Wells Fargo Bank, National Association; US Bank National Association; and Union Bank, N.A. The Term Loan Facility provides the Borrower with the ability from time to time to increase the size of the Term Loan Facility by an additional $200.0 million up to a total of $400.0 million, provided the Borrower is not in default and subject to the election of any Lender to provide such increase and other conditions. The Term Loan Facility requires monthly interest-only payments and has a maturity date of January 31, 2018. The primary interest rate within the Term Loan Facility is based on LIBOR, plus a margin ranging from 1.70% to 2.45%, depending on the Borrower’s consolidated leverage ratio. As of the date of this Current Report on Form 8-K, the primary interest rate was LIBOR, plus 1.70%. Borrowings under the Term Loan Facility are available for general corporate purposes including, but not limited to, refinancing of existing indebtedness, new construction, renovations, expansions, tenant improvements and financing the acquisition of permitted investments, including, but not limited to, investments in industrial properties.

Borrowings under the Term Loan Facility are guaranteed by the Company and certain of its subsidiaries. The Term Loan Facility requires the maintenance of certain financial covenants, including: (i) consolidated leverage ratio; (ii) consolidated fixed charge coverage ratio; (iii) consolidated tangible net worth; (iv) secured indebtedness to total asset value; (v) secured recourse indebtedness to total asset value; (vi) unencumbered asset pool leverage ratio; (vii) unencumbered debt yield; and (viii) unencumbered property pool criteria.

In addition, the Term Loan Facility contains customary affirmative and negative covenants, which, among other things, require the Borrower to deliver to the Lenders specified quarterly and annual financial information, and limit the Borrower and/or the Company, subject to various exceptions and thresholds from: (i) creating liens on the unencumbered asset pool; (ii) merging with other companies or changing ownership interest; (iii) selling all or substantially all of its assets or properties; (iv) entering into transactions with affiliates, except on an arms-length basis; (v) making certain types of investments; (vi) changing the nature of the Company’s business; (vii) increasing the maximum amount or extending the maturity date of the Company’s Revolving Credit Agreement with KeyBank National Association; (viii) purchasing or carrying, directly or indirectly, margin stock; and (ix) if in default under the Term Loan Facility, paying certain distributions or certain other payments to affiliates.

The Term Loan Facility permits voluntary prepayment of principal and accrued interest and contains various customary events of default, which are described therein. As is customary in such financings, if an event of default occurs under the Term Loan Facility, the Lenders may accelerate the repayment of amounts outstanding under the Term Loan Facility and exercise other remedies subject, in certain instances, to the expiration of an applicable cure period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDUSTRIAL INCOME TRUST INC.

December 18, 2012	By:	/s/ THOMAS G. MCGONAGLE
Name: Thomas G. McGonagle
Title: Chief Financial Officer and Treasurer